Contact: Michael Polzin	http://news.walgreens.com
847-315-2920	@WalgreensNews
FOR IMMEDIATE RELEASE	facebook.com/Walgreens

Walgreen Co. Reports Fiscal 2013 Fourth Quarter and Full-Year Results

●
Adjusted fourth quarter earnings per diluted share increase 15.9 percent to 73 cents, compared with adjusted earnings per diluted share of 63 cents in year-ago quarter; GAAP earnings per diluted share increase 75.9 percent to 69 cents compared with 39 cents in last year’s fourth quarter

●
Adjusted fourth quarter earnings increase 26.9 percent to $702 million, compared with adjusted earnings of $553 million in year-ago quarter; GAAP earnings increase 86.4 percent to $657 million compared with $353 million in last year’s fourth quarter

●
Fiscal 2013 sales reach a record $72.2 billion compared with $71.6 billion in prior year, with adjusted earnings per diluted share of $3.12 compared with $2.93 in previous year; GAAP fiscal year earnings per diluted share total $2.56 compared with $2.42 in previous year

●	Company generates operating cash flow of $4.3 billion and record free cash flow of $3.1 billion, in fiscal year 2013, returning more than $1 billion to shareholders through dividends
●	Joint synergy program with Alliance Boots delivers combined first-year net synergies of $154 million, exceeding the previously stated range of $125-$150 million

DEERFIELD, Ill., Oct. 1, 2013 – Walgreen Co. (NYSE: WAG) (Nasdaq: WAG) today announced earnings and sales results for the fourth quarter and fiscal year 2013 ended Aug. 31.

Net earnings determined in accordance with generally accepted accounting principles (GAAP) for the fiscal 2013 fourth quarter were $657 million, an 86.4 percent increase from $353 million in the same quarter a year ago. Net earnings per diluted share for the quarter increased 75.9 percent to 69 cents, compared with 39 cents per diluted share in the year-ago quarter.

Adjusted fiscal 2013 fourth quarter net earnings were $702 million, a 26.9 percent increase from $553 million in the same quarter a year ago. Adjusted net earnings per diluted share for the quarter increased 15.9 percent to 73 cents, compared with 63 cents per diluted share in the year-ago quarter. This year’s adjusted fourth quarter results exclude the negative impact of 5 cents per diluted share in acquisition related amortization, 4 cents per diluted share in Alliance Boots related tax, 1 cent per diluted share in other acquisition related costs and 1 cent per diluted share in costs associated with the company’s change in prescription drug wholesalers. Also excluded is the positive impact of 6 cents per diluted share in fair value adjustments and amortization related to the company’s warrants to purchase AmerisourceBergen’s common stock, and 1 cent per diluted share from the quarter’s LIFO income.

GAAP and adjusted net earnings in this year’s quarter include 3 cents per diluted share in net gains from certain litigation matters.

Last year’s adjusted fourth quarter results exclude the negative impact of 9 cents per diluted share related to the company’s transaction with Alliance Boots GmbH, 10 cents per diluted share from the quarter’s LIFO provision and 5 cents per diluted share in acquisition-related amortization costs.

“We had a solid quarter across our entire business. We saw improvement in our daily living business resulting from the investments we made and enhanced execution. We also saw continued strength in our pharmacy business as we increased our retail pharmacy market share for the fiscal year to 19.1 percent, and we continued to make great progress on controlling selling, general and administrative costs,” said Walgreens President and CEO Greg Wasson. “We closed the year with record sales and record free cash flow, and we were pleased to be able to return more than $1 billion to shareholders during fiscal 2013 as we increased our dividend for the 38th consecutive year.”

Fiscal Year Results

Net earnings for fiscal 2013 ended Aug. 31 determined in accordance with GAAP were $2.5 billion, an increase of 15.2 percent compared with $2.1 billion in fiscal 2012. Net earnings per diluted share for fiscal 2013 increased 5.7 percent to $2.56, compared with $2.42 per diluted share in fiscal 2012.

Adjusted net earnings for fiscal 2013 ended Aug. 31 were $3.0 billion, an increase of 16.3 percent compared with adjusted net earnings of $2.6 billion in fiscal 2012. Adjusted net earnings per diluted share for fiscal 2013 increased 6.5 percent to $3.12, compared with $2.93 per diluted share in fiscal 2012. This year’s adjusted fiscal-year results exclude the negative impact of 25 cents per diluted share in acquisition related amortization, 16 cents per diluted share from the LIFO provision, 13 cents per diluted share in Alliance Boots related tax, 6 cents per diluted share in other acquisition related costs, 5 cents per diluted share related to a legal settlement with the DEA, 3 cents per diluted share in costs related to Hurricane Sandy and 1 cent per diluted share in costs associated with the company’s change in prescription drug wholesalers. Also excluded is the positive impact of 12 cents per diluted share in fair value adjustments and amortization related to the company’s warrants to purchase AmerisourceBergen’s common stock and 1 cent per diluted share in additional proceeds from the 2011 sale of the company’s pharmacy benefit manager business.

Walgreens joint synergy program with its strategic partner, Alliance Boots, delivered combined first-year net synergies of $154 million, exceeding the previously stated range of $125-$150 million. Alliance Boots contributed 8 cents per diluted share to Walgreens fourth quarter adjusted results.

During fiscal 2013, the company delivered fiscal year operating cash flow of $4.3 billion and record free cash flow of $3.1 billion, while increasing its quarterly dividend rate in July 2013 by 14.5 percent to 31.5 cents per share, consistent with the company’s goal of returning cash to shareholders.

“Our solid results, especially in the latter part of the quarter, round out a year of steady progress on our long-term growth strategies to create a well experience, transform community pharmacy and establish an efficient global platform with our strategic partner Alliance Boots and with our long-term relationship with AmerisourceBergen,” Wasson said. “We are very pleased to have exceeded our joint synergy target with Alliance Boots. We also are pleased with the successful distribution transition of branded drugs to AmerisourceBergen. Extraordinary customer response to our Balance® Rewards loyalty program, now with more than 85 million enrollees, gives us a wealth of new insights to increase customer delight. In addition this year, we expanded our Healthcare Clinic and pharmacy services, and we forged long-term contracts with fair and predictable reimbursement rates with the major commercial pharmacy payers, bringing greater stability and certainty to our pharmacy book of business. We also began participating as part of the preferred pharmacy networks of three of the top national Medicare Part D plans, giving us a leading role in serving the growing number of Medicare-eligible Americans.”

FINANCIAL HIGHLIGHTS

Sales

Fourth quarter sales increased 5.1 percent compared with the prior-year quarter to $17.9 billion, while sales for fiscal 2013 increased 0.8 percent to a record $72.2 billion. Front-end comparable store sales (those open at least a year) increased 1.6 percent in the fourth quarter, customer traffic in comparable stores decreased 1.9 percent and basket size increased 3.6 percent, while total sales in comparable stores increased 4.6 percent.

Prescription sales, which accounted for 63.9 percent of sales in the quarter, increased 6.1 percent, while prescription sales in comparable stores increased 6.4 percent. The company filled 203 million prescriptions in the quarter, an increase of 8.2 percent over last year’s fourth quarter. Prescriptions filled in comparable stores increased 7.1 percent in the quarter.

In fiscal 2013 Walgreens filled a record 821 million prescriptions, representing a retail prescription market share of 19.1 percent, an increase of 0.4 percentage point over the previous year.

Gross Profit and SG&A

GAAP total gross profit dollars increased $356 million, or 7.4 percent, compared with the year-ago fourth quarter, with gross profit margins increasing 60 basis points versus the year-ago quarter to 28.9 as a percentage of sales. Adjusted gross profit dollars increased $216 million, or 4.3 percent, compared with the year-ago fourth quarter.

The growth in GAAP margins was driven by an increase in generic prescription drugs dispensed, while front-end margins slightly declined. Fiscal 2013 fourth quarter LIFO was a benefit of $8 million, compared with a $132 million charge in the year-ago quarter, primarily driven by lower than anticipated prescription drug inventory levels in advance of the transition to AmerisourceBergen.

GAAP selling, general and administrative expense dollars increased $37 million, or 0.9 percent, compared with the year-ago quarter, including a 1.0 percentage point benefit of lower SG&A expenses for acquisition-related costs, offset by 0.3 percentage point related to the company’s change in prescription drug wholesalers and 0.1 percentage point of acquisition related amortization costs. Adjusted selling, general and administrative expense dollars increased $60 million, or 1.5 percent, compared with the year-ago quarter. Both GAAP and adjusted selling, general and administrative expense dollars include a net benefit of 1.1 percentage points from certain litigation matters.

The company opened or acquired 33 new drugstores in the fourth quarter compared with 54 in the year-ago quarter. In fiscal 2013, Walgreens added a net gain of 186 new drugstores including 76 net new drugstores through acquisitions.

Interest expense increased to $55 million in this year’s fourth quarter compared with $37 million in the year-ago quarter. The increase in interest expense was primarily attributable to the $4.0 billion issuance of notes associated with the Alliance Boots transaction and also includes a $16 million negative impact from a non-cash fair market value adjustment to the company’s previously outstanding interest rate swaps on its $1.3 billion notes. These notes were repaid in August and the swaps were settled.

Milestones and Looking Ahead

Walgreens achieved several key milestones since the beginning of fiscal 2013 in executing its vision to be the first choice in health and daily living, including:

●
Following the announcement in March that Walgreens and Alliance Boots reached a strategic, long-term relationship with AmerisourceBergen, Walgreens and AmerisourceBergen successfully began implementation in early September of their 10-year agreement for pharmaceutical distribution. AmerisourceBergen also will collaborate with Walgreens and Alliance Boots on global supply chain opportunities, and Walgreens and Alliance Boots together have rights to acquire a minority equity position in AmerisourceBergen.

●
Alex Gourlay, Chief Executive of the Health & Beauty Division, Alliance Boots, was appointed as Walgreens Executive Vice President, President of Customer Experience and Daily Living, effective Oct. 1. Gourlay’s appointment represented another important step forward in advancing the company’s strategic partnership with Alliance Boots.

●
In September, Walgreens announced a partnership with Theranos, Inc. to bring access to Theranos’ new lab testing service through Walgreens pharmacies nationwide. Consumers will be able to access less invasive and more affordable clinician-directed lab testing from a blood sample as small as a few drops, or 1/1,000th the size of a typical blood draw.

●
Last month, Walgreens also announced its acquisition of Kerr Drug’s 76 retail drugstores and its specialty pharmacy business, with the transaction expected to close later this year. During fiscal 2013, Walgreens also completed its acquisition of the USA Drug chain.

●
Walgreens and Express Scripts launched Smart90® Walgreens, a new option for Express Scripts clients interested in 90-day prescription drug programs that drive lower costs and improve health outcomes for people with chronic diseases. Plan sponsors that choose to include Walgreens as part of the Smart90 program for their pharmacy benefit will provide their members who have chronic conditions the choice to receive 90-day supplies of maintenance medications through home delivery from Express Scripts or directly at a Walgreens retail pharmacy for the same copayment.

●
Walgreens Balance® Rewards loyalty program has grown to more than 85 million enrollees. The company announced that members can participate in additional health-related activities and goal tracking to earn more points through walking, running and weight management goals that can be logged and tracked through Steps with Balance Rewards.

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Walgreens provided more than 8.5 million immunizations in fiscal year 2013, compared with 6.7 million the prior year. Walgreens is the largest retail provider of flu immunizations in the country. This flu season, Walgreens is partnering with the United Nations Foundation to help provide up to 3 million life-saving vaccines to children in developing countries through a donation to the Foundation’s Shot@Life campaign.

●
Earlier in the fiscal year, Walgreens opened its 8,000th store nationwide with its flagship store in Hollywood, Calif. The company also continued expansion of its Well Experience stores and now operates more than 500 locations with the new format, in addition to 12 flagship stores.

“Looking ahead, we begin the new fiscal year well positioned to build on the momentum we have coming out of a solid fourth quarter. We are advancing our key strategies with a continued focus on disciplined execution, and are addressing the challenges ahead in a difficult consumer environment and changing health care system,” Wasson said. “While we are pleased with our progress and momentum, we recognize there is more to do to achieve our vision of being the first choice for health and daily living for everyone in America, and beyond.”

At Aug. 31, Walgreens operated 8,582 locations in all 50 states, the District of Columbia, Puerto Rico and Guam. The company has 8,116 drugstores nationwide, 186 more than a year ago. Walgreens also operates worksite health and wellness centers, infusion and respiratory services facilities, specialty pharmacies and mail service facilities. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers. Walgreens e-commerce business includes Walgreens.com, drugstore.com, Beauty.com, SkinStore.com and VisionDirect.com.

Walgreens will hold a one-hour conference call to discuss the fourth quarter results beginning at 8:30 a.m. Eastern time today, Oct. 1. The conference call will be simulcast through Walgreens investor relations website at: http://investor.walgreens.com. A replay of the conference call will be archived on the website for 12 months after the call. A podcast also will be available on the investor relations website.

The replay also will be available from 11:30 a.m. Eastern time, Oct. 1, through Oct. 8 by calling 855-859-2056 within the U.S. and Canada, or 404-537-3406 outside the U.S. and Canada, using replay code 69675446.

Cautionary Note Regarding Forward-Looking Statements.  Statements in this release that are not historical, including, without limitation, estimates of future financial and operating performance, including the amounts and timing of future accretion and synergies, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "expect," "likely," "outlook," "forecast, "would," "could," "should," "can," "will," "project," "intend," "plan," "goal," “target,” "continue," "sustain," "synergy," "on track," "believe," "seek," "estimate," "anticipate," "may," "possible," "assume," variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, those relating to our commercial agreement with AmerisourceBergen, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and Alliance Boots and their possible effects, the Purchase and Option Agreement and other agreements relating to our strategic partnership with Alliance Boots, the arrangements and transactions contemplated thereby and their possible effects, the parties' ability to realize anticipated synergies and achieve anticipated financial results, the risks associated with transitions in supply arrangements, the risks associated with international business operations, the risks associated with governance and control matters, whether the option to acquire the remainder of the Alliance Boots equity interest will be exercised and the financial ramifications thereof, the risks associated with potential equity investments in AmerisourceBergen including whether the warrants to invest in AmerisourceBergen will be exercised and the financial ramifications thereof, changes in vendor, payer and customer relationships and terms, changes in network participation, levels of business with Express Scripts customers, the implementation, operation and growth of our customer loyalty program, changes in economic and market conditions, competition, risks associated with new business areas and activities, risks associated with acquisitions, joint ventures and strategic investments, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, outcomes of legal and regulatory matters, and changes in legislation or regulations. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, each of which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the initial distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2013	2012	2013	2012

Net sales	$17,941	$17,073	$72,217	$71,633
Cost of sales (1)	12,750	12,238	51,098	51,291
Gross Profit	5,191	4,835	21,119	20,342
Selling, general and administrative expenses	4,286	4,249	17,543	16,878
Equity earnings in Alliance Boots	124	-	344	-
Gain on sale of business	-	-	20	-
Operating Income	1,029	586	3,940	3,464

Interest expense, net	55	37	165	88
Other income	43	-	120	-
Earnings Before Income Tax Provision	1,017	549	3,895	3,376
Income tax provision	360	196	1,445	1,249
Net Earnings	657	353	2,450	2,127
Net earnings per common share:
Basic	$.69	$.40	$2.59	$2.43
Diluted	$.69	$.39	$2.56	$2.42

Dividends declared	$.3150	$.2750	$1.1400	$.9500

Average shares outstanding	945.7	889.8	946.0	874.7
Dilutive effect of stock options	11.6	5.5	9.2	5.4
Average Diluted Shares	957.3	895.3	955.2	880.1

	Percent of Sales		Percent of Sales

Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	71.1	71.7	70.7	71.6
Gross Margin	28.9	28.3	29.3	28.4
Selling, general and administrative expenses	23.9	24.9	24.3	23.6
Equity earnings in Alliance Boots	0.7	-	0.5	-
Gain on sale of business	-	-	-	-
Operating Income	5.7	3.4	5.5	4.8

Interest expense, net	0.3	0.2	0.2	0.1
Other income	0.3	-	0.2	-
Earnings Before Income Tax Provision	5.7	3.2	5.5	4.7
Income tax provision	2.0	1.1	2.0	1.7
Net Earnings	3.7%	2.1%	3.5%	3.0%

(1)	Fiscal 2013 fourth quarter LIFO includes a benefit of $8 million versus a provision of $132 million in the previous year.
Fiscal 2013 twelve months ended includes a LIFO provision of $239 million versus $309 million in the previous year.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	August 31,	August 31,
	2013	2012
Assets
Current Assets:
Cash and cash equivalents	$2,106	$1,297
Accounts receivable, net	2,632	2,167
Inventories	6,852	7,036
Other current assets	284	260
Total Current Assets	11,874	10,760
Non-Current Assets:
Property and Equipment, at cost, less accumulated depreciation and amortization	12,138	12,038
Equity investment in Alliance Boots	6,261	6,140
Alliance Boots call option	839	866
Goodwill	2,410	2,161
Other non-current assets	1,959	1,497
Total Non-Current Assets	23,607	22,702
Total Assets	$35,481	$33,462
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$570	$1,319
Trade accounts payable	4,635	4,384
Accrued expenses and other liabilities	3,577	3,019
Income taxes	101	-
Total Current Liabilities	8,883	8,722
Non-Current Liabilities:
Long-term debt	4,477	4,073
Deferred income taxes	600	545
Other non-current liabilities	2,067	1,886
Total Non-Current Liabilities	7,144	6,504
Shareholders' Equity	19,454	18,236
Total Liabilities and Shareholders' Equity	$35,481	$33,462

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)
	Twelve Months Ended
	August 31,	August 31,
	2013	2012

Cash flows from operating activities:
Net earnings	$2,450	$2,127
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	1,283	1,166
Change in fair value of warrants and related amortization	(120)	-
Deferred income taxes	148	265
Stock compensation expense	104	99
Equity earnings in Alliance Boots	(344)	-
Other	113	43
Changes in operating assets and liabilities -
Accounts receivable, net	(449)	394
Inventories	321	1,083
Other current assets	18	(4)
Trade accounts payable	182	(439)
Accrued expenses and other liabilities	424	(184)
Income taxes	103	(228)
Other non-current assets and liabilities	68	109
Net cash provided by operating activities	4,301	4,431

Cash flows from investing activities:
Additions to property and equipment	(1,212)	(1,550)
Business and intangible asset acquisitions, net of cash received	(630)	(491)
Purchases of short term investments held to maturity	(66)	-
Proceeds from short term investments held to maturity	16	-
Proceeds from sale of assets	145	123
Proceeds (payments) related to sale of business	20	(45)
Return of restricted cash	-	191
Investment in AmerisourceBergen	(224)	-
Investment in Alliance Boots	-	(4,025)
Other	(45)	(63)
Net cash used for investing activities	(1,996)	(5,860)

Cash flows from financing activities:
Net proceeds from issuance of debt	4,000	3,000
Payments of long-term debt	(4,300)	-
Stock purchases	(615)	(1,191)
Proceeds related to employee stock plans	486	165
Cash dividends paid	(1,040)	(787)
Other	(27)	(17)
Net cash (used for) provided by financing activities	(1,496)	1,170

Changes in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	809	(259)
Cash and cash equivalents at beginning of period	1,297	1,556
Cash and cash equivalents at end of period	$2,106	$1,297

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WALGREEN CO. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided these non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.  These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the Company’s business from period to period and trends in the company’s historical operating results.  These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

	Three months ended		Twelve months ended
	August 31,	August 31,	August 31,	August 31,
	2013	2012	2013	2012
Net earnings (GAAP)	$657	$353	$2,450	$2,127
Acquisition-related amortization	59	45	241	161
Alliance Boots related tax add-back	38	-	124	-
LIFO provision	(5)	85	151	195
Hurricane Sandy costs	-	-	24	-
Acquisition-related costs	7	70	60	82
DEA settlement costs	-	-	47	-
Distributor transition costs	8	-	8	-
Increase in fair market value of warrants	(62)	-	(110)	-
Gain on sale of Walgreen Health Initiatives, Inc.	-	-	(13)	-
Adjusted net earnings	$702	$553	$2,982	$2,565

Net earnings per common share – diluted (GAAP)	$0.69	$0.39	$2.56	$2.42
Acquisition-related amortization	0.05	0.05	0.25	0.18
Alliance Boots related tax add-back	0.04	-	0.13	-
LIFO provision	(0.01)	0.10	0.16	0.22
Hurricane Sandy costs	-	-	0.03	-
Acquisition-related costs	0.01	0.08	0.06	0.09
DEA settlement costs	-	-	0.05	-
Distributor transition costs	0.01	-	0.01	-
Alliance Boots share issuance effect	-	0.01	-	0.02
Increase in fair market value of warrants	(0.06)	-	(0.12)	-
Gain on sale of Walgreen Health Initiatives, Inc.	-	-	(0.01)	-
Adjusted net earnings per common share – diluted	$0.73	$0.63	$3.12	$2.93

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	Three months ended
	August 31,	August 31,
	2013	2012
Gross profit (GAAP)	$5,191	$4,835
LIFO (benefit) provision	(8)	132
Adjusted gross profit	$5,183	$4,967
Adjusted gross profit growth	4.3%

Selling, general and administrative expenses (GAAP)	$4,286	$4,249
Acquisition-related amortization	73	70
Acquisition-related costs	11	50
Distributor transition costs	13	-
Adjusted selling, general and administrative expenses	$4,189	$4,129
Adjusted selling, general and administrative expenses growth	1.5%

		Twelve months ended
		August 31,
		2013
Net cash provided by operating activities (GAAP)		$4,301
Less: Additions to property and equipment		1,212
Free cash flow(1)		$3,089

(1)
Free cash flow is defined as net cash provided by operating activities in a period minus additions to property and equipment (capital expenditures) made in that period.  This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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